EXHIBIT 99.2


          Contacts:  Paul Vetter           Peter Gove         Steve Wilson
                     Investor Relations    Media Relations    V.P. Finance & CFO
                     (612) 481-7791        (612) 481-7790     (612) 481-7542

Ventritex contacts:  Frank Fischer         Michael Sweeney
                     (408) 738-4883        (408) 738-4883


                     ST. JUDE MEDICAL AND VENTRITEX TO MERGE

                 St. Jude Medical Adds Leading ICD Developer to
                       Cardiac Rhythm Management Business

St. Paul, Minnesota, October 23, 1996 - - St. Jude Medical, Inc. (NASDAQ/NNM:STJM) and Ventritex, Inc. (NASDAQ/NNM:VNTX ) announced today they have entered into a definitive agreement providing for the merger of Ventritex into St. Jude Medical's Pacesetter subsidiary. Ventritex, Inc., of Sunnyvale, California, is a leading global manufacturer of implantable cardioverter defibrillator (ICD) systems.

The Board of Directors of both companies have approved the agreement. In the merger, each outstanding share of Ventritex common stock will be converted into
 .6 of a share of St. Jude Medical stock. The merger is anticipated to be tax-free to Ventritex stockholders and accounted for as a pooling of interests. Based on yesterday's closing market price, the transaction has an approximate aggregate value of $505 million net of Ventritex cash balances. The merger is subject to Ventritex shareholder approval and government review and it is expected to close in the first quarter of 1997.

Ventritex is a significant participant in the worldwide ventricular tachycardia and ventricular fibrillation (VT/VF) market. Its ICD products are highly regarded by electrophysiologists. Ventritex President and CEO, Frank M. Fischer, will remain with the Company as will other key members of the Ventritex senior management team.

The Ventritex merger in combination with its previous acquisitions of Pacesetter, a bradycardia pacing company and Daig, a specialty cardiovascular catheter company, and today's announcement of the acquisition of Telectronics Pacing Systems, Inc. will permit St. Jude Medical to offer a complete line of cardiac rhythm management (CRM) products. Following the Ventritex acquisition, St. Jude Medical will offer an ICD product line to its global customers for the treatment of VT/VF. The combination of these companies creates a strong, diversified global supplier of products and services for the treatment of heart arrhythmias.

Ventritex also announced that in connection with the merger it has agreed to repurchase 200,000 shares of its stock on the open market in the near future.

Commenting on the Ventritex and Telectronics transactions, Ronald A. Matricaria, St. Jude Medical Chairman, President and CEO, said, "Today's announcements are very important for our customers, employees and shareholders. Since St. Jude entered the cardiac rhythm management market with the Pacesetter acquisition, we have been committed to offer our customers a full line of products. Today's announcements will allow us to fulfill that commitment.

"The Ventritex Cadet(R) and Contour(TM) ICDs in combination with the TVL(R) transvenous lead systems are state of the art ICD products. Our first priority will be to develop the plans for the sales and marketing, manufacturing and research and development competencies of Pacesetter and Ventritex. We are excited about providing our customers with the ICD products of Ventritex," Matricaria added.

"In combination with Pacesetter, Daig and Telectronics, the acquisition of Ventritex positions St. Jude Medical to offer a complete line of electrical stimulation and electrophysiology catheter products to clinicians and health care providers, which will drive St. Jude's growth in the years ahead," Matricaria concluded.

On behalf of Ventritex, President and CEO, Frank M. Fischer, said, "The agreement with St. Jude Medical will greatly benefit Ventritex shareholders, employees and customers. The financial, manufacturing and distribution resources of St. Jude Medical will create a more stable environment that will permit Ventritex to compete more effectively for ICD business in the future."

St. Jude Medical, Inc. (www.sjm.com) develops, manufactures and distributes medical devices for the global cardiovascular market. The Company serves patients and its physician customers worldwide with the highest quality products and services including heart valves, cardiac rhythm management systems, specialty catheters and other cardiovascular devices.

Ventritex develops, manufactures and sells ICDs and related products for the treatment of ventricular tachycardia and ventricular fibrillation.